Exhibit 21.1


                         SUBSIDIARIES OF AKORN, INC.



            Name                                State of Incorporation

1.   Taylor Pharmaceuticals, Inc.                   Illinois

2.   Spectrum Scientific Pharmaceuticals, Inc.      Louisiana

3.   Walnut Pharmaceuticals, Inc.                   Louisiana

4.   Compass Vision, Inc.                           Louisiana